EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 dated September 24, 2008) pertaining to the Amended and Restated 2002 Long-Term Incentive Plan of ScanSource, Inc. of our reports dated August 27, 2008, with respect to the consolidated financial statements of ScanSource, Inc., the effectiveness of internal control over financial reporting of ScanSource, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended June 30, 2008 and the financial statement schedule of ScanSource, Inc. included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Greenville, South Carolina

September 24, 2008